Exhibit 1.1

AMENDMENT TO RIGHTS AGREEMENT

Amendment (this “Amendment”), effective as of April 7, 2016, is by and between Emisphere Technologies, Inc. (the “Company”) and Computershare Inc., as successor-in-interest to Mellon Investor Services LLC (the “Rights Agent”), to the Rights Agreement (as defined below) dated as of April 7, 2006, between the Company and the Rights Agent (the “Rights Agreement”).

WITNESSETH

WHEREAS, the Company has entered into the Rights Agreement with the Rights Agent;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined to amend the Rights Agreement to extend the Final Expiration Date for a period of thirty (30) days; and

WHEREAS, pursuant to its authority under Section 27 of the Rights Agreement, the Board has authorized and approved this Amendment to the Rights Agreement as of the date hereof, and an appropriate officer of the Company has delivered a certificate to the Rights Agent in accordance with Section 27 of the Rights Agreement.

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Rights Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Rights Agreement as follows:

1. Amendments to the Rights Agreement.

1.1 Subsection 7(a)(i) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(i) the close of business on May 6, 2016 (the “Final Expiration Date”),”

1.2 Each reference to “April 7, 2016” in the Rights Agreement, including all exhibits to the Rights Agreement, is hereby amended and restated with “May 6, 2016”.

2. Miscellaneous.

2.1 This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

2.2 Except as otherwise amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

2.3 This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State, provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first above written.

EMISPHERE TECHNOLOGIES, INC.		COMPUTERSHARE INC.

By:	/s/ Michael R. Garone	By:	/s/ Kathy Heagerty
Name: Title:	Michael R. Garone Chief Financial Officer	Name: Title:	Kathy Heagerty Vice President and Manager